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                                                                    EXHIBIT 4.8

[LOGO] BANK OF AMERICA
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TO: Bank of America National Trust and Savings Association        BUSINESS LOAN
                                                           AGREEMENT-FIXED RATE
Unit No. 1737                                      SECURED BY PERSONAL PROPERTY
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141 MISSION FALLS LANE
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FREMONT, CA 94539
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CUSTOMER NAME                                LOAN NO         LOAN AMOUNT

      MEDICAL SCIENCE SYSTEMS, INC.          0740829-9001    $250,000.00
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BANKING OFFICE NO.      CHECKING ACCOUNT NO. ("ACCOUNT")

      06940                         18831
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INTRODUCTION. This Agreement dated as of March 01, 1996 between MEDICAL SCIENCE
SYSTEMS, INC. (herein collectively and individually called "Borrower") and Bank of America National Trust and Savings Association (herein called "Bank") governs Borrower's Bank of America National Trust and Savings Association Business Loan ("Loan"). The words Borrower, "you" or "your" mean Borrower. The words "we," "us," or Bank, mean Bank. In consideration of, and to induce the Bank to make available to the Borrower the credit facility described herein, the Borrower agrees and warrants as follows:

I.      THE LOAN

A. AMOUNT. The Bank has made available to the Borrower a term loan ("Loan") in the principal amount of $250,000.00 subject to the terms and conditions of this Agreement.

B.      INTEREST RATE.

        1. Unless modified in accordance with Section 1.B.3 the outstanding principal balance shall bear interest at a fixed rate. The Interest Rate is 9.125 per year.

        2. Computation of Interest and Fees. All computations of interest and fees made or called for hereunder shall be calculated on the basis of a 360 day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365 day year is used.

        3. If, for any reason during the term of the loan, the Automatic Repayment service mentioned in I.D.2. is terminated by the Borrower or the Bank, the Interest Rate on the loan will increase by 1% (one percent), the amount of each payment will be increased accordingly, and the borrower agrees to pay a documentation fee of $75.

        4. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the interest rate shown above in paragraph (1).

C. SECURITY. As security for payment of this loan and all obligations provided for herein, you grant to us a security interest in the property described below. You also grant to us a security interest in all renewals of this property, other property substituted for it, and proceeds.

        (1) ACCOUNTS REC & INVENTORY


D.      PRINCIPAL AND INTEREST PAYMENTS

        1. Borrower hereby promises to pay to the Bank principal including interest on the Loan in installments of Five Thousand Two Hundred Twenty One And 77/100 ********************************* Dollars, each payable on the 1st day of each month beginning April 01, 1996, and continuing until March 01, 2001, on which date all unpaid principal and interest shall be paid in the full. The principal and interest on the Loan may also at the Bank's option be due and payable in full upon an event of Default in accordance with Section V herein.

        2. Borrower hereby chooses to have the principal and interest payments made pursuant to the Bank's Automatic Repayment service, and authorizes Bank to collect all sums due hereunder by charging the Account the full amount thereof. Should there be insufficient funds in the Account to pay when due all or any portion of the interest due, the full amount of such deficiency shall be immediately due and payable by Borrower. All sums received from Borrower for application to the Loan shall be applied first, to Interest then due, second, to the outstanding principal balance and third, to any fees and charges outstanding. This applies to payments initiated by Borrower and to any sums collected by Bank by charges to the Account.

        3. You can pay the outstanding balance on your Loan in full or in part.

E. PROMISE TO PAY FEES AND COSTS. For value received, you promise to pay according to the terms of this Agreement, all fees and costs which may be assessed on your Loan including reasonable attorney's fees, court costs and collection costs.

F. FEES. Upon execution of this Agreement you will pay a nonrefundable loan fee of $1,875.00.

G. CHANGE OF ADDRESS. You agree to notify us promptly in writing of a change in your mailing address.

H.      LOANS SECURED BY STOCKS/BONDS.

        1. Margin Call. If at any time the loan to collateral value ratio exceeds 60% for loans secured partially or completely by stock, or 65% for loans secured only by bonds, we may send you notice requesting additional collateral. If the additional collateral is not received with the time given in the notice, you will be in default.

        2. Restrictions on Use of Funds. You agree not to use your Loan to finance the purchase of margin stock (as defined by Regulation U) or to pay obligations incurred in the purchase of such securities.

II.     CONDITIONS.

        The Bank must receive the following items in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement.

A. AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this agreement and any instrument or agreement required under this agreement have been duly authorized.

B. GUARANTIES. Guaranties signed by those persons and in the amounts as required.

C. SECURITY AGREEMENTS. Signed original security agreements, deeds of trust, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

D. EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

III.    FINANCIAL STATEMENTS

        Borrower represents and warrants that:

A. Statements and data submitted in writing by Borrower to Bank in connection with this request for credit are true and correct, and said statements truly present the financial condition of Borrower as on the date thereof and the results of the operations of Borrower for the period covered thereby, and have been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since such date there have been no material adverse changes in the ordinary course of business. Borrower has no knowledge of any liabilities, contingent or otherwise, at such date not reflected in said statements, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said statements, other than in the ordinary and normal course of its business, which may have materially adverse effect upon its financial condition, operations or business as now conducted.

B. The representation and warranty contained in Section III.A. above shall apply to each financial statement submitted pursuant to Section IV.B herein and shall be continuous and shall be automatically restated for each such financial statement as of the date of such statement.

IV.     COVENANTS

        Borrower agrees that so long as Bank may have any commitment to lend or it is indebted to Bank, it will, unless Bank shall otherwise consent to writing:

A. INSURANCE. Maintain public liability, property damage and worker's compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses. If the Borrower


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    fails to maintain insurance on the security described in Section 1.C.
    herein, the Bank may, in its sole discretion, obtain such insurance and the cost of premiums shall be payable on demand with interest at the Interest Rate herein.

    To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

B. RECORDS AND REPORTS. Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; permit Bank's representatives to have access to and to examine its properties, books and records at all reasonable times; and furnish Bank: (1) promptly, a notice in writing of the occurrence of any event of default hereunder or of any event which would become an event of default hereunder upon giving of notice, lapse of time, or both, and (2) the following financial information and statements and such additional information as requested by the Bank from time to time: (a) by one year from the Agreement date and annually thereafter, the Borrower's annual financial statements, (These financial statements must be complied by a Certified Public Accountant ("CPA") acceptable to the Bank); (b) by one year from the Agreement date and annually thereafter, the Borrower's federal income tax return (with all forms K-1 attached), together with a statement of any contributions made by the Borrower to any subchapter S corporation or trust, and copies of any extensions of the filing date; (c) each guarantor's annual financial statement in form satisfactory to the Bank by one year from the Agreement date and annually thereafter; and (d) copies of each guarantor's federal income tax return (with all forms K-1 attached) by one year from the Agreement date and annually thereafter, together with a statement of any contributions made by the guarantor to any subchapter S corporation or trust, and copies of any extensions of the filing date.

C. TYPE OF BUSINESS. Not make any substantial change in the character of its business.

D. PURPOSE. The proceeds of this loan shall be used solely for business purposes.

E. LOANS, SECONDARY LIABILITIES. Not make any loans or advances to any person or other entity other than in the ordinary and normal course of its business as now conducted; or guarantee or otherwise become liable upon the obligation of any person or other entity, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business.

F. ACQUISITION OR SALE OF BUSINESS; MERGER OR CONSOLIDATION. Not purchase or otherwise acquire the assets or business of any person or other entity, or liquidate, dissolve, merge or consolidate, or commence any proceedings therefor; or sell any assets except in the ordinary and normal course of its business as now conducted, or sell, lease, assign, or transfer any substantial part of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted, including without limitation the selling of any property or other asset accompanied by the leasing back of the same.

G. LIENS AND ENCUMBRANCES. Not create, incur, assume or permit to exist any mortgage, deed of trust, security interest (whether possessory or nonpossessory) or other encumbrance of any kind including without limitation the charge upon property purchased under conditional sale or other title retention agreement upon or otherwise transfer for security any of its accounts contract rights, general intangibles, or chattel paper with or without recourse, whether now owned or hereafter acquired (hereinafter collectively called "Liens"), other than (1) Liens for taxes not delinquent or being contested in good faith in appropriate proceedings; (2) Liens in connection with worker's compensation, unemployment insurance or social security obligations; (3) Mechanics', workmen's materialmen's, landlords', carrier's', or other like liens arising in the ordinary and normal course of business with respect to obligations which are not due or which are being contested in good faith; (4) Liens on margin stock as defined within Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, and (5) Liens in favor of Bank.

H. OUTSIDE INDEBTEDNESS. Not create, incur, assume or permit to exist any indebtedness for borrowed moneys other than loans from Bank except obligations now existing as shown on the credit application or the personal financial statement or data submitted with such applications pursuant to
    Section III.A. herein; or sell or transfer either with or without recourse, any accounts or notes receivables or any moneys due or to become due.

I. COMPLIANCE WITH LAWS. Comply with the laws regulations and orders of any government body with authority over the Borrower's business.


V.  EVENTS OF DEFAULT

    The occurrence of any of the following events of default shall, at Bank's option, make all sums of principal and interest immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived and the Bank may exercise all its rights against the Borrower, any guarantor and any collateral as provided by law.

A. FAILURE TO PAY INDEBTEDNESS. Failure to pay any installments of interest on any indebtedness of Borrower to Bank.

B. OTHER DEFAULTS. The occurrence of any event of default whether or not waived by the obligee under any other indebtedness extended by any institution or individual shall constitute an event of default hereunder.

C. BREACH OF COVENANT. Failure of Borrower to perform any other term or conditions of this Agreement binding upon Borrower.

D. BREACH OF WARRANTY. Any of Borrower's representations or warranties made herein or any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect.

E. INSOLVENCY; RECEIVER OR TRUSTEE. Borrower, any guarantor of the indebtedness of Borrower to the Bank or general partner of Borrower shall become insolvent; or admit its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business.

F. JUDGMENTS, ATTACHMENTS. Any money judgment, writ, or warrant of attachment, or similar process shall be entered or filed against Borrower or any guarantor of any of Borrower's obligations to Bank or any of its assets and shall remain unvacated, unbonded or unstayed for a period of 10 days or in any event later than five days prior to the date of any proposed sale thereunder.

G. BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower, any guarantor of the indebtedness of Borrower to the Bank or general partner of Borrower, and, if instituted against it, shall be consented to.

H. DEFAULT IN SECURITY DOCUMENTS. A default shall occur in any document or instrument provided by the Borrower to the Bank in connection with the security provided the Bank pursuant to Paragraph I.C. herein.

I. MATERIAL ADVERSE CHANGE. Should a material adverse change occur in Borrower's financial condition or the financial condition of any guarantor of the Borrower's obligations to Bank, which, in the opinion of the Bank, would affect the ability of the Borrower to repay any advances made by Bank hereunder or any other of the Borrower's obligations hereunder, or of such guarantor to perform under its guaranty.

J.  LOAN BALANCE. If the loan to collateral value reaches 100%.

K. GUARANTY. Any guaranty of the indebtedness of the Borrower to the Bank, at any time after the execution and delivery of such guaranty and for any reason other than satisfaction if full of all indebtedness incurred hereunder, ceases to be in full force and effect or is declared to be null and void; or the validity or enforceability thereof is contested in a judicial proceeding; or any guarantor denies that it has any further liability under such guaranty; or should any guarantor default in any provision of any guaranty.

L. LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

M. DEATH. The Borrower or any guarantor dies (if the Borrower is a sole proprietorship, any owner dies; if the Borrower is a trust, a trustor dies; if the Borrower is a partnership, any general partner dies; or if the Borrower is a corporation any principal officer or majority stockholder dies).

N. GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any guarantor's financial condition or ability to repay.

    If the Borrower is in default the Bank may also without prior notice, do any one or more of the following: (1) exercise any remedies available to a secured party under the Uniform Commercial Code or any other applicable law;
    (2) proceed in the foreclosure of its security interest in the property described in the paragraph entitled "Security"; (3) sell or otherwise dispose of the property at public or private sale, upon terms and in such manner as it may determine and it may purchase same at such sale; (4) refrain from disposing of the property and continue to maintain possession of the property for such time as it deems appropriate, and Borrower takes the risk of any depreciation in the value of the property pending disposition, or (5) transfer any of the property into the name of Bank or Bank's nominee.

VI. MISCELLANEOUS PROVISIONS

A. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of Bank, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

B. OTHER AGREEMENTS. Nothing herein shall in any way limit the effect of the conditions set forth in any security or other agreement executed by the Borrower, but each and every condition hereof shall be in addition thereto.


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C.      GOVERNING LAW. This Agreement will be governed and interpreted in accordance with the laws of the State of California.

D. SEVERABILITY. If any provision of this Agreement is held to be unenforceable, such determination shall not affect the validity of the remaining provisions of the Agreement.

E. SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this agreement without the Bank's prior consent.

F.      ARBITRATION.

        1. This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from: (a) This Agreement (including any renewals, extensions or modifications of this Agreement); (b) Any document, agreement or procedure related to or delivered in connection with this Agreement; (c) Any violation of this Agreement; or (d) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interest (torts).

        2. At the request of the Borrower or the Bank any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

        3. Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

        4. For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

        5. If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such disputes.

        6. The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

        7. The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows: (a) The Borrower and the Bank will designate a referee (or panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrations are selected in Association-sponsored proceedings; (b) The designated referee (or panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections; (c) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and (d) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

        8. This provision does not limit the right of the Borrower or the Bank to: (a) exercise self-help remedies such as setoff; (b) foreclosure against or sell any real or personal property collateral; or (c) act in a court of law, before, during or after the arbitration proceeding to obtain (i) an interim remedy; and/or (ii) additional or supplementary remedies.

        9. The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

        10. If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

G. HAZARDOUS WASTE INDEMNIFICATION. The Borrower will indemnify and hold harmless the Bank, for any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The Indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrower's obligations to the Bank.

H. MULTIPLE BORROWERS. If two or more Borrowers sign this Agreement, each will be individually obligated to repay the Bank in full, and all will be obligated together.

I. ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively; (1) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and (2) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and (3) are intended by the Bank and the Borrower as the final complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

J. NOTICE. As required herein, notice to the Bank shall be sent to the address shown on your latest billing statement, to be effective when received.

        Notice to you shall be sent to you at your address in our records, to be effective when deposited in the U.S. mail, postage prepaid, unless otherwise stated in the notice.

        This Agreement is executed as of the date stated at the top of the first page.


        MEDICAL SCIENCE SYSTEMS, INC.


        By: /s/ PAUL J. WHITE
            --------------------------------------------------
            Paul J. White, Chief Executive Officer

        By: /s/ KENNETH S. KORMAN
            --------------------------------------------------
            Kenneth S. Korman, D.D.S. Chief Scientific Officer

        By: /s/ MICHAEL G. NEWMAN
            --------------------------------------------------
            Michael G. Newman D.D.S., Secretary


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